EXHIBIT 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION COMPLETES THE PURCHASE
 OF PENN MARITIME

Houston, Texas (December 14, 2012) – Kirby Corporation (“Kirby”) (NYSE:KEX) announced today the completion of the acquisition of Penn Maritime Inc. and Maritime Investments LLC (“Penn”), an operator of tank barges and tugboats participating in the coastal transportation of primarily black oil products in the United States.

The total value of the transaction was approximately $299 million (before post-closing adjustments and transaction fees), consisting of $146 million of cash, $29 million through the issuance of 500,000 shares of Kirby common stock valued at $58.16 per share, and $124 million for the retirement of Penn’s debt.  The cash portion of the consideration and retirement of Penn’s debt were financed from the proceeds of a new issue of unsecured senior notes.

The new unsecured senior notes, closed on December 13, 2012, provide for $500 million in fixed rate debt with $150 million at a 7-year maturity at 2.79% and $350 million at a 10-year maturity at 3.34%.  On December 14, 2012, $275 million of the unsecured senior notes were drawn to close the Penn acquisition, with the balance to be drawn in February 2013 primarily to replace $200 million of senior notes due February 28, 2013.

Penn’s fleet, comprised of 18 double-hulled tank barges with a capacity of 1.9 million barrels and 16 tugboats, operates along the East Coast and Gulf Coast of the United States.  Penn’s tank barge fleet has an average age of approximately 13 years with a product mix that consists primarily of refinery feedstocks, asphalt and crude oil.  Penn’s customers include major oil companies and refiners, nearly all of whom are current Kirby customers for inland tank barge services.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil products, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services high-speed diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for the land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.